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Exhibit 99.1
LANVISION SYSTEMS, INC.
News Release of LanVision Systems, Inc. Dated December 10, 2003

NEWS RELEASE

Visit our web site at: www.lanvision.com
                       -----------------

                                                     COMPANY CONTACT:
                                                     PAUL W. BRIDGE, JR.
                                                     CHIEF FINANCIAL OFFICER
                                                     (513) 794-7100

FOR IMMEDIATE RELEASE
---------------------



           LANVISION SYSTEMS REPORTS FISCAL THIRD QUARTER 2003 RESULTS


Cincinnati, Ohio, December 10, 2003 --- LanVision Systems, Inc. (Nasdaq: LANV) today announced the financial results for the third fiscal quarter and first nine months ended October 31, 2003. This extends LanVision's record of quarterly operating profitability to eleven out of the last thirteen quarters.

Revenues for the fiscal third quarter increased 14% to $3.7 million, when compared with $3.2 million reported in the third quarter of last year. The operating income increased 31% to $985,000 when compared with an operating income of $751,000 in the third quarter of last year. Net income increased 91% to $482,000, or $0.05 per basic and diluted common share, when compared with a net income of $252,000, or $0.03 net per basic and diluted common share in the third quarter of last year. The higher revenues and operating income compared to the comparable quarter of last year is primarily the result of higher software licensing revenues from LanVision's remarketing partners in the current quarter.

                                  Q3 HIGHLIGHTS

- LANVISION SIGNED A NEW FOUR YEAR ASPeN(SM) SERVICES AGREEMENT WITH PATTIE A. CLAY REGIONAL MEDICAL CENTER TO IMPLEMENT ITS WEB-BASED ELECTRONIC MEDICAL RECORD (EMR) SERVICES AND WORKFLOW TOOLS.

         The agreement, which runs through October 2007, provides LanVision's accessANYware(TM) web-based EMR solution and workflow productivity tools delivered via its industry leading hosting facility on a recurring fee for service arrangement. The ASPeN Services agreement, which is extendable after the initial four-year term, also includes LanVision's codingANYware(TM) integrated remote coding workflow, completionANYware(TM) integrated chart deficiency management solution and accessANYware - Patient Financial Services Edition, LanVision's Patient Financial Services workflow suite. The agreement also includes 24x7 system




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         support, secure back-up systems, database administration, storage administration, security management and encryption, future upgrades and disaster recovery services.

- A LANVISION REMARKETING PARTNER SIGNED A NEW CUSTOMER CONTRACT, VALUED AT $2.3 MILLION IN LANVISION SOFTWARE, SERVICES AND THIRD PARTY COMPONENTS, TO INSTALL LANVISION'S ACCESSANYWARE MEDICAL RECORD WORKFLOW AND DOCUMENT IMAGING SOLUTION IN A LARGE INTEGRATED HEALTHCARE ORGANIZATION.

         The new multi-state, integrated delivery network customer is made up of nine hospitals and several clinics. LanVision's accessANYware solution will be installed to enable medical and administrative personnel to rapidly and efficiently capture, store, manage, route, retrieve and process vast amounts of clinical and financial patient information in support of the partner's clinical information system.

- LANVISION ANNOUNCED THAT IT HAS TEAMED WITH IRON MOUNTAIN INCORPORATED (NYSE: IRM) TO OFFER AN AFFORDABLE ELECTRONIC MEDICAL RECORDS SOLUTION THAT COLLECTS THE MANY VARIOUS FORMS OF HEALTHCARE INFORMATION AND STORES IT ELECTRONICALLY WITHOUT THE EXPENSE OF CONVERTING ENTIRE PAPER MEDICAL RECORD BACKFILES.

         With Iron Mountain's Image-On-Demand services, patient medical records can be quickly converted to electronic medical records to streamline the record management process and avoid conversion of the entire paper medical record backfiles. When an Iron Mountain Record Center receives a request for an archived medical record, it can scan and index the paper record and transmit the digitized images into LanVision's document Medical Record Workflow solution, accessANYware, utilizing LanVision's comprehensive workflow and document imaging technology. The Electronic Medical Record can be retrieved and processed quickly and efficiently by a healthcare provider anytime, anywhere while remaining compliant with the HIPAA privacy requirements.

-        LANVISION ANNOUNCED THAT THE UNIVERSITY OF PITTSBURGH MEDICAL CENTER
         (UPMC) HAD EXPANDED ITS LICENSING AGREEMENT TO INCLUDE NEW MEDICAL RECORD WORKFLOW AND DOCUMENT IMAGING TECHNOLOGY FOR THE HOSPITAL NETWORK.

         Under the terms of the new agreement, UPMC increased its concurrent usage by 67% while upgrading to LanVision's latest versions of accessANYware, completionANYware and scanANYware and expects to integrate LanVision's releaseANYware(TM) workflow solution in the near future.

- LANVISION ANNOUNCED THAT IT SIGNED AN AGREEMENT WITH MAXIM HEALTHCARE SERVICES, INC. D/B/A MAXIM CODING SOLUTIONS, TO UTILIZE LANVISION'S PRODUCTIVITY ENHANCING WORKFLOW TOOL, CODINGANYWARE.

         Maxim provides advanced medical coding services to an impressive group of medical facilities across the nation. Under the terms of the Agreement, Maxim will utilize LanVision's document imaging and medical coding workflow solution,



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         codingANYware, for use in remote medical records coding via
         LanVision's ASPeN application-hosting services.

- LANVISION SHOWCASED AN EXPANDING LINE OF NEW WORKFLOW PRODUCTS IN OCTOBER AT THE AMERICAN HEALTH INFORMATION MANAGEMENT ASSOCIATION CONFERENCE (AHIMA).

         LanVision also demonstrated the newest workflow products that positively impact the revenue cycle, including the following:

                  - Orders Management Workflow(TM), AUTOMATED SOLUTION THAT REDUCES THE PAPER CHASE BY CAPTURING AND ROUTING "OFF-NETWORK" PHYSICIAN ORDERS AND OTHER DOCUMENTS DIRECTLY FROM THE PHYSICIAN'S OFFICE TO THE SCHEDULER'S DESKTOP.

                  - Financial Screening Workflow(TM), PROVIDES VERIFICATION OF PATIENT'S FINANCIAL RESPONSIBILITIES AND ALLOWS ENTERPRISE WIDE ON-LINE ACCESS TO IMPORTANT DOCUMENTS REQUIRED IN THE FINANCIAL DECISION PROCESS.

                  - EOB 835 Processing(TM), AUTOMATES THE CAPTURE AND EXTRACTION OF VITAL EXPLANATION OF BENEFITS DATA FROM EXISTING PRINTED INVOICES, FORMS AND OTHER DOCUMENTS, AND VALIDATES THE INFORMATION TO CREATE AN ASCII FILE FOR EXPORT TO BILLING SYSTEMS.

                  - Insurance Verification Workflow(TM), AUTOMATICALLY SCANS INSURANCE CARDS TO CAPTURE PAYOR INFORMATION AT THE POINT OF REGISTRATION AND ESTABLISHES WORKFLOW ROUTES FOR TIMELY VERIFICATION OF BENEFITS, INSURING TIMELY PAYMENT OF BILLS.

                  - accessANYware - Patient Financial Services Edition, PROVIDES ENTERPRISE WIDE ON-LINE ACCESS TO NON-MEDICAL RECORD DOCUMENTS INCLUDING EOB'S, REMITTANCE ADVICES, POLICIES AND PROCEDURES AND OTHER PATIENT FINANCIAL SERVICES DOCUMENTS WITHIN THE HEATH CARE ENTERPRISE.

Brian Patsy, LanVision's President and Chief Executive Officer commented, "We are executing our strategy by focusing our efforts on adding important new strategic business partners and aggressively bringing to market our newest workflow products. Our efforts are beginning to pay off handsomely by significantly expanding our distribution capabilities for our workflow products and services. For example, during the first nine months of the current fiscal year, over $2.4 million of revenue was attributable to our largest remarketing partner. Furthermore, in the last 2 years of that important strategic remarketing relationship, we have generated more than $5.0 million in revenues. We believe that our prestigious list of customers and the remarketing partners customers signed to date, demonstrates that the LanVision solution validates the need for LanVision's technology in large institutions with complex workflow and document imaging requirements. The combined efforts and complementary strengths of LanVision and our partners, we believe, assimilate the best-of-breed technologies."

Revenues for the first nine months were $9.3 million, compared with $9.5 million reported in the first nine months of last year. The operating income for the first nine months was $1.4 million compared with an operating income of $1.9 million in the first nine months of last year.



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The decrease in operating income is primarily due to: (i) the decrease in software licensing, off set to some extent by (a) the 100% increase in ASPeN Application hosting revenues and (b) increased Services, maintenance and support revenues and (ii) higher cost of system sales which contained a higher percentage of hardware when compared to last year. Net income for the first nine months was $19,000, or $0.00 per basic and diluted common share, compared with net income of $552,000, or $0.06 per basic and diluted common share in the first nine months of last year.

Paul W. Bridge, Jr., LanVision's Chief Financial Officer, said, "During the quarter our ASPeN Application hosting revenues continued to increase sequentially. LanVision has more than doubled our prior comparable period run rate for this highly profitable recurring revenue source. In addition, the Pattie A. Clay agreement signed in October will positively affect our future quarters. These recent successes in obtaining new ASPeN customers and increasing revenues from our partners are an indication of the strength of our product offerings and the enhanced value proposition of our products and services."

Bridge added, "We have also received a non-binding expression of interest to refinance our existing debt, in July 2004, at an attractive interest rate. We are continuing to seek additional sources to refinance this debt with the ultimate goal of retiring it completely, as quickly as practicable."

Patsy concluded, "Our industry leading workflow technologies, that comply with the Health Insurance Portability and Accountability Act (HIPAA) regulations, are attracting greater interest in the healthcare market place as healthcare providers continue to invest in workflow and information technologies to streamline their operations and improve patient care. Our advanced applications run in some of the most demanding environments at many of the most prestigious U.S. medical centers. Our customers report that our software meets and exceeds their expectations for ease-of-use, system stability and robust functionality. We continue to invest in workflow technologies warranted by changes in the healthcare market. Consequently, LanVision is improving the quality of care and productivity at a time when information technology is radically transforming healthcare."

CONFERENCE CALL INFORMATION

The third quarter conference call is scheduled at 10:00 a.m. Eastern Time, 9:00 a.m. Central on Thursday December 11, 2003. The call will feature remarks from
J. Brian Patsy, President and Chief Executive Officer, Eric S. Lombardo, Executive Vice President, and Paul W. Bridge, Jr., Chief Financial Officer.

The Conference Call will be broadcast live via the Internet. To listen, please go to www.lanvision.com approximately twenty minutes before the conference call is scheduled to begin. You will need download and install any necessary audio software. The webcast will be available at our website for the next 30 days.

ABOUT LANVISION SYSTEMS


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LanVision is a leading supplier of workflow and document imaging-based tools, applications and services assisting strategic business partners, healthcare organizations and customers to create and improve operational efficiencies through business process re-engineering and automating labor-intensive and demanding paper environments. The company's workflow-based services offer solutions to specific healthcare business processes within the revenue cycle, such as remote coding, abstracting and chart completion, remote physician order processing, pre-admission registration scanning, insurance verification, secondary billing services, explanation of benefits processing and release of information processing. All solutions are available for purchase or via an application service provider (ASP) model to match customers' capital or operating budget needs.

LanVision's products and services create an integrated repository of historical health information that is complementary and can be seamlessly "bolted on" to existing clinical, financial and management information systems, providing convenient electronic access to all forms of patient information from any location, including web-browser based access via the Intranet/Internet. These integrated systems allow providers and administrators to dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart completion, document retention and archiving.

LanVision provides its ASPeN, ASP-based application-hosting services to The University Hospital, a member of The Health Alliance of Greater Cincinnati, and Children's Medical Center of Columbus, among others. In addition, LanVision has installed its workflow and document imaging solutions at leading healthcare providers including Stanford Hospital and Clinics, the Albert Einstein Healthcare Network, Beth Israel Medical Centers, the University of Pittsburgh Medical Center, Medical University Hospital Authority of South Carolina, and Memorial Sloan-Kettering Cancer Center. For additional information on LanVision, please visit our website at www.lanvision.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

STATEMENTS MADE BY LANVISION THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. LANVISION'S FUTURE FINANCIAL PERFORMANCE COULD DIFFER MATERIALLY FROM EXPECTATIONS OF MANAGEMENT AND FROM RESULTS REPORTED NOW OR IN THE PAST. FACTORS THAT COULD CAUSE LANVISION'S FINANCIAL PERFORMANCE TO SO DIFFER INCLUDE, BUT ARE NOT LIMITED TO, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, PRODUCT DEVELOPMENT, RELIANCE ON STRATEGIC ALLIANCES, AVAILABILITY OF PRODUCTS PROCURED FROM THIRD PARTY VENDORS, THE HEALTHCARE REGULATORY ENVIRONMENT, FLUCTUATIONS IN OPERATING RESULTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN LANVISION'S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

(C)2003 LanVision Systems, Inc., Cincinnati, OH 45242.   All rights reserved.


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                             LANVISION SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Three Months Ended                       Nine Months Ended
                                                                October 31,                              October 31,
                                                    -------------------------------         -------------------------------
                                                        2003                2002                2003                 2002
                                                        ----                ----                ----                 ----

Revenues:
   Systems sales                                    $ 1,301,596         $ 1,274,820         $ 2,814,055         $ 3,947,325
   Services, maintenance and support                  1,871,538           1,634,525           5,071,091           4,880,297
   Application-hosting services                         493,520             299,246           1,368,080             686,376
                                                    -----------         -----------         -----------         -----------
      Total revenues                                  3,666,654           3,208,591           9,253,226           9,513,998

Operating expenses:
   Cost of systems sales                                267,703             260,934           1,173,473             904,838
   Cost of services, maintenance and support            749,208             660,790           2,079,625           2,198,711
   Cost of application-hosting services                 240,563             195,184             670,059             337,513
   Selling, general and administrative                  914,128             822,764           2,392,369           2,572,838
   Product research and development                     509,923             517,455           1,554,029           1,567,288
                                                    -----------         -----------         -----------         -----------
      Total operating expenses                        2,681,525           2,457,127           7,869,555           7,581,188
                                                    -----------         -----------         -----------         -----------
Operating income                                        985,129             751,464           1,383,671           1,932,810
Other income expense:
    Interest income                                      10,851              32,725              47,201              90,477
    Interest expense                                   (494,325)           (518,750)         (1,391,413)         (1,470,947)
                                                    -----------         -----------         -----------         -----------
Income before taxes                                     501,655             265,439              39,459             552,340
    Tax provision                                       (20,000)            (13,000)            (20,000)               --
                                                    -----------         -----------         -----------         -----------
Net income                                          $   481,655         $   252,439         $    19,459         $   552,340
                                                    ===========         ===========         ===========         ===========

Basic net income per common share                   $      0.05         $      0.03         $      0.00         $      0.06
                                                    ===========         ===========         ===========         ===========
Diluted net income per common share                 $      0.05         $      0.03         $      0.00         $      0.06
                                                    ===========         ===========         ===========         ===========

Number of shares used in per common
  Share computation - basic                           9,011,131           8,945,338           8,989,303           8,929,250
                                                    ===========         ===========         ===========         ===========
Number of shares used in per common
  Share computation - diluted                         9,219,150           9,174,550           9,195,854           9,197,401
                                                    ===========         ===========         ===========         ===========





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                             LANVISION SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                 October 31,       October 31,       January 31,
                               Assets                                                2003              2002              2003
                                                                                 ------------      ------------      ------------
Current assets:
   Cash and cash equivalents (restricted by long-term debt agreement)            $  4,750,839      $  6,246,127      $  7,242,230
   Accounts receivable                                                              3,233,755         2,403,472         1,899,767
   Contract receivables                                                             2,106,118         2,677,842         3,074,596
   Allowance for doubtful accounts                                                   (400,000)         (400,000)         (400,000)
   Other                                                                              434,706           358,780           326,180
                                                                                 ------------      ------------      ------------
      Total current assets                                                         10,125,418        11,286,221        12,142,773

Property and equipment:
   Computer equipment                                                               2,484,920         2,492,165         2,351,203
   Computer software                                                                  789,351           749,146           743,204
   Office furniture, fixtures and equipment                                         1,161,551         1,153,934         1,153,934
   Leasehold improvements                                                             157,492           151,635           153,549
                                                                                 ------------      ------------      ------------
                                                                                    4,593,314         4,546,880         4,401,890
   Accumulated depreciation and amortization                                       (3,542,926)       (3,284,952)       (3,137,943)
                                                                                 ------------      ------------      ------------
                                                                                    1,050,388         1,261,928         1,263,947
Capitalized software development costs, net of accumulated
   Amortization of $2,475,228, $2,000,228 and $2,100,228 respectively               1,614,701         1,339,701         1,389,701
Long-term installment receivables                                                     433,339           433,339           433,339
Other                                                                                  38,050           133,864           107,316
                                                                                 ------------      ------------      ------------
                                                                                 $ 13,261,896      $ 14,455,053      $ 15,337,076
                                                                                 ============      ============      ============

  Liabilities, convertible redeemable preferred stock and stockholders' equity

Current liabilities:
   Accounts payable                                                              $    338,131      $    479,407      $    721,402
   Accrued compensation                                                               285,551           257,676           308,658
   Accrued other expenses                                                             506,081         1,382,893         1,392,157
   Deferred revenues                                                                1,899,460         1,938,433         2,220,383
   Current portion of capitalized leases                                              216,571           191,469           206,051
   Current portion of long-term debt                                                1,500,000         2,000,000         2,000,000
   Accrued interest on long-term debt                                               4,237,982              --                --
                                                                                 ------------      ------------      ------------
      Total current liabilities                                                     8,983,776         6,249,878         6,848,651

Non-current portion of capitalized leases                                             224,551           441,122           388,320
Long-term debt                                                                           --           1,500,000         1,000,000
Long-term accrued interest                                                               --           2,766,819         3,133,369


Stockholders' equity:
   Convertible redeemable preferred stock, $0.01 par value per share,
      5,000,000 shares authorized                                                        --                --                --
   Common stock, $0.01 par value per share, 25,000,000 shares Authorized,
      9,012,732 shares 8,945,338 shares and 8,959,004 shares issued,
      respectively                                                                     90,127            89,453            89,590
   Capital in excess of par value                                                  34,902,476        34,825,947        34,835,639
   Accumulated (deficit)                                                          (30,939,034)      (31,418,166)      (30,958,493)
                                                                                 ------------      ------------      ------------
      Total stockholders' equity                                                    4,053,569         3,497,234         3,966,736
                                                                                 ------------      ------------      ------------
                                                                                 $ 13,261,896      $ 14,455,053      $ 15,337,076
                                                                                 ============      ============      ============


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